Exhibit 4.1
EXECUTION VERSION
AMENDMENT NO. 5 AND AGREEMENT
     This Amendment No. 5 and Agreement (“Agreement”) dated as of January 31, 2008 (“Effective Date”) is among Mariner Energy, Inc., a Delaware corporation (the “Parent”), Mariner Energy Resources, Inc., a Delaware corporation (“Mariner Energy Resources” and together with the Parent, the “Borrowers”, each a “Borrower”), the Lenders (as defined in the Credit Agreement described below), the New Lenders (as defined below), Union Bank of California, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as issuing lender (in such capacity, the “Issuing Lender”), Union Bank of California, N.A. as Joint Lead Arranger and Sole Book Runner, BNP Paribas as Joint Lead Arranger and Syndication Agent, and BMO Capital Markets Financing, Inc., Guaranty Bank and JPMorgan Chase Bank, N.A. as Co-Documentation Agents.
RECITALS
     A. The Borrowers, the Lenders, the Issuing Lender and the Administrative Agent are parties to the Amended and Restated Credit Agreement dated as of March 2, 2006, as amended by Amendment No. 1 and Consent dated as of April 7, 2006, Amendment No. 2 dated as of October 13, 2006, Amendment No. 3 and Consent dated as of April 23, 2007, and Amendment No. 4 dated as of August 24, 2007 (as so amended and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).
     B. Pursuant to the Consent dated as of December 21, 2007 among the Lenders and the Borrowers, the Lenders consented to the acquisition by the Parent from Hydro Gulf of Mexico, Inc., a Delaware corporation, of 100% of the membership interests of Mariner Gulf of Mexico LLC (formerly known as Hydro Gulf of Mexico, L.L.C.), a Delaware limited liability company (“MGOM”) which owns certain oil and gas properties and related assets on the Gulf of Mexico shelf, for an expected purchase price of $235,000,000 and the reimbursement of $8,000,000 of the costs of drilling operations on the High Island 166 #5 well (collectively, the “MGOM Purchase”).
     C. To partially fund the MGOM Purchase, the Borrowers have requested an increase in the aggregate Tranche A Commitments under, and as defined in, the Credit Agreement and a corresponding increase in the Borrowing Base under, and as defined in, the Credit Agreement.
     D. To effect the increase to the aggregate Tranche A Commitments and subject to the terms set forth herein, certain Lenders have agreed to increase their respective Tranche A Commitments and certain other financial institutions have agreed to enter into the Credit Agreement as Lenders (such new lenders being referred to herein as “New Lenders”).
     E. The Borrowers have also requested that (i) the Tranche A Maturity Date (as defined in the Credit Agreement) be extended, (ii) certain other provisions to the Credit Agreement be amended as set forth herein, and (iii) the Tranche B Facility, under and as defined in the Credit Agreement be terminated as set forth herein.

     THEREFORE, the Borrowers, the subsidiaries of the Borrowers signatory hereto (the “Guarantors”), the Lenders, the New Lenders, the Issuing Lender and the Administrative Agent hereby agree as follows:
ARTICLE I.
DEFINITIONS
     Section 1.01 Terms Defined Above. As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein.
     Section 1.02 Terms Defined in the Credit Agreement. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary.
     Section 1.03 Other Definitional Provisions. The words “hereby”, “herein”, “hereinafter”, “hereof”, “hereto” and “hereunder” when used in this Agreement shall refer to this Agreement as a whole and not to any particular Article, Section, subsection or provision of this Agreement. Article, Section, subsection and Exhibit references herein are to such Articles, Sections, subsections and Exhibits of this Agreement unless otherwise specified. All titles or headings to Articles, Sections, subsections or other divisions of this Agreement or the exhibits hereto, if any, are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such Articles, Sections, subsections, other divisions or exhibits, such other content being controlling as the agreement among the parties hereto. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated.
ARTICLE II.
NEW LENDERS
     Section 2.01 New Lender Agreements. Each New Lender:
          (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to become a Lender under the Credit Agreement,
          (b) agrees that, from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, subject to its Tranche A Commitment, shall have the obligations of a Lender thereunder,
          (c) represents and warrants that it is sophisticated with respect to decisions to enter into the Credit Agreement as a Lender and either it, or the person exercising discretion in making its decision to enter into the Credit Agreement, is experienced in making credit decisions as a lender in the type of transaction evidenced by the Credit Agreement,

          (d) represents and warrants that it has received a copy of the Credit Agreement and such other Loan Documents it has requested, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.06 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Agreement and the Credit Agreement,
          (e) represents and warrants that it has, independently and without reliance upon the Administrative Agent or any other Lender or New Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement,
          (f) if it is not incorporated under the laws of the United States of America or a state thereof, has delivered or shall deliver simultaneously with the execution of this Agreement, any documentation required to be delivered by it as a Lender pursuant to the terms of the Credit Agreement, duly completed and executed by such New Lender; and
          (g) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender or New Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
ARTICLE III.
AMENDMENTS TO CREDIT AGREEMENT
     Section 3.01 Amendments to Definitions.
          (a) The reference to “$540,000,000” on the cover page to the Credit Agreement is hereby replaced with a reference to “$1,000,000,000.”
          (b) Section 1.01 of the Credit Agreement is hereby amended by adding the following new defined terms in alphabetical order:
“Allowable Hedge Volume” means (a) 90% of Projected Volume for a Hedge Contract with a term of three years or less, and (b) 75% of Projected Volume for a Hedge Contract with a term of four or five years. For purposes of this definition, “Projected Volume” shall be determined as of the first day of a calendar month in which a Hedge Contract is entered into (the “Determination Date”) by extrapolating the expected production decline rate attributable to “proved, developed and producing” reserves of the Parent and its Subsidiaries (“PDP Reserves”) in its most recent Independent Engineering Report from the actual average daily production rate attributable to Oil and Gas Properties of the Parent and its Subsidiaries for the four-week period immediately preceding the Determination Date (the “Actual Rate”), such that the Projected Volume is the Actual Rate declining at the decline rates for PDP Reserves and over the periods reflected in such Independent Engineering Report.

“Amendment No. 5” means that certain Amendment No. 5 and Agreement dated as of January 31, 2008 which amends this Agreement.
          (c) Section 1.1 of the Credit Agreement is hereby amended by deleting the defined terms “Borrowing Base”, “Change in Control”, “Lenders”, “Obligations”, “Swap Counterparty”, “Tranche A Maturity Date”, and “Tranche B Commitment” in their entirety and replacing them with the following corresponding terms:
“Borrowing Base” means at any particular time, the Dollar amount determined in accordance with Section 2.02 on account of Proven Reserves attributable to Oil and Gas Properties of the Parent and its Subsidiaries subject to an Acceptable Security Interest and described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.02. Notwithstanding the foregoing and provided that no Event of Default under Section 6.15 has occurred and is continuing, the Proven Reserves attributable to Oil and Gas Properties of MGOM may be considered in determining the Borrowing Base which is established under Amendment No. 5, regardless of the fact that such Oil and Gas Properties would not, at such time, be subject to an Acceptable Security Interest.
“Change in Control” shall mean the occurrence of any of the following events:
     (a) the Parent shall cease to, directly or indirectly, own 100% of the Equity Interests of its Subsidiaries other than as a result of a transaction permitted under the terms of this Agreement;
     (b) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act) is or becomes or has the absolute, unconditional right to become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 30% or more of the total voting power of the voting stock of the Parent;
     (c) during any period of 12 consecutive months occurring after the Closing Date, a majority of the members of the board of directors or other equivalent governing body of the Parent ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (d) Scott Josey ceases to be the Chief Executive Officer or President of the Parent or to be actively engaged in the executive management of the Parent and is not replaced with an individual of comparable qualifications within six months after he ceases to be the Chief Executive Officer or President of the Parent or to be actively engaged in the executive management of the Parent.
“Lenders” means the parties to this Agreement that (a) are identified as lenders on the signature pages of this Agreement, (b) are identified as new lenders entering into this Agreement under and as provided in Amendment No. 5, and (c) the Eligible Assignees that become party to this Agreement pursuant to Section 10.06.
“Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by any Obligor or any Subsidiary of an Obligor to the Administrative Agent, the Issuing Lender, or the Lenders under the Loan Documents, including without limitation, the Letter of Credit Obligations and (b) all obligations of any Obligor or any Subsidiary of an Obligor owing to any Swap Counterparty under any Interest Hedge Agreement or Hydrocarbon Hedge Agreement; provided that, (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedge Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall only constitute Obligations if such assignee or transferee is also then a Lender or an Affiliate of a Lender, and (ii) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall only be included as Obligations to the extent such obligations arise from transactions entered into at the time such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder.
“Swap Counterparty” means any counterparty to a Hedge Contract with the Parent or any of its Subsidiaries which was entered into while such counterparty (or an Affiliate of such counterparty) has a Tranche A Commitment, has an Advance or Letter of Credit Obligations owing to it, or has a risk participation in any outstanding Letter of Credit; provided that, subject to the limitations in the definition of “Obligations”, such counterparty will continue to be a Swap Counterparty and secured by the Security Instruments as the counterparty after it or its Affiliate ceases to be a Lender.
“Tranche A Maturity Date" means January 31, 2012.

“Tranche B Commitment” means $0 for each Lender.
          (d) Section 5.06(d) of the Credit Agreement is hereby replaced in its entirety with the following:
(d) Production Reports. Concurrent with the delivery of the financial statements required under Sections 5.06(a) and (b) above, a report certified by a Responsible Officer of the Borrower Representative in form and substance reasonably satisfactory to the Administrative Agent prepared by the Borrower Representative covering the Proven Reserves of the Parent and its Subsidiaries and detailing on a monthly basis for each full month occurring during the fiscal quarter covered by such statements (and in the case of the annual financial statements, the fourth quarter only) (i) the production, revenue, and price information and associated operating expenses for each such month, (ii) any changes to any producing reservoir, production equipment, or producing well during each such month, which changes could reasonably be expected to cause a Material Adverse Change, (iii) any sales of the Parent’s or any Subsidiaries’ Oil and Gas Properties during such quarter, and (iv) a detailed calculation of the Allowable Hedge Volume for any Hedge Contracts entered into during such fiscal quarter.
          (e) Section 5.10 (Title Opinions) of the Credit Agreement is hereby replaced in its entirety with the following:
Section 5.10 Title Opinions. The Borrowers shall from time to time upon the reasonable request of the Administrative Agent after each redetermination of the Borrowing Base, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall have received satisfactory title opinions (including, if requested, supplemental or new title opinions addressed to it) or other title evidence, which title opinions or other title evidence shall be in form and substance reasonably acceptable to the Administrative Agent in its sole discretion and shall include, if title opinions are requested by the Administrative Agent, opinions regarding the before payout and after payout ownership interests held by the Parent and its Subsidiaries, for all wells located on the Oil and Gas Properties covered thereby as to the ownership of Oil and Gas Properties of the Parent and its Subsidiaries, and reflecting that the Administrative Agent has an Acceptable Security Interest in such Oil and Gas Properties of the Parent and its Subsidiaries. Such title evidence and title opinions shall collectively cover at least 70% of the present value of the Proven Reserves of the Parent and its Subsidiaries as determined by the Administrative Agent and at least 70% of the Proven Reserves of the Parent and its Subsidiaries categorized as “proved, developed and producing”. Notwithstanding the generality of the foregoing and to the extent not otherwise provided in connection with the closing of Amendment No. 5, within 30 days after the effective date of Amendment No. 5, the Borrowers shall provide to the Administrative Agent such title evidence in form and substance reasonably acceptable to the Administrative Agent covering at least 70% of the present value of the Proven Reserves of the Parent and its Subsidiaries

as determined by the Administrative Agent and at least 70% of the Proven Reserves of the Parent and its Subsidiaries categorized as “proved, developed and producing”.
          (f) Section 5.09 (Use of Proceeds) of the Credit Agreement is hereby replaced in its entirety with the following:
Section 5.09 Use of Proceeds. The Borrowers shall use the proceeds of the Advances and the Tranche A Letters of Credit only (a) to refinance Debt outstanding on the Closing Date, including Debt under the FERI Credit Agreement, the Project Company Note and the Project Company Mortgage, (b) to satisfy obligations with respect to the Subsidiary Merger Completion, (c) to fund the MGOM Purchase, as defined in the Amendment No. 5, and (d) for general corporate purposes.
          (g) Section 6.04 (Merger or Consolidation; Asset Sales) of the Credit Agreement is hereby amended by replacing clause (b) in its entirety with the following:
(b) sell, lease, transfer, assign, farm-out, convey, or otherwise dispose of any of its Property (including, without limitation, any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) other than: (i) the sale of Hydrocarbons in the ordinary course of business; (ii) the sale, in any one transaction or related series of transactions, of Oil and Gas Properties which constitute Proven Reserves and which transaction(s) generates proceeds (whether in cash, equity or other Property) not in excess of 5% of the Borrowing Base in effect at the time such sale is entered into or at the time such is effected; (iii) farm-ins, farm-outs, and other sales or dispositions of Oil and Gas Properties that do not constitute Proven Reserves, in each case occurring in the ordinary course of business and consistent with past practices of the Parent established prior to the date of this Agreement, (iv) the sale or transfer of equipment that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person, or (C) replaced within 180 days by equipment of at least comparable value and use, and (v) the sale or transfer of Property from the Parent to a Wholly-Owned Subsidiary, from a Wholly-Owned Subsidiary to the Parent, or from a Wholly-Owned Subsidiary to another Wholly-Owned Subsidiary provided that if prior to such sale or transfer such Property is subject to a Lien securing the Obligations, then (A) such Property shall remain subject to such Lien after such transfer or sale and the new owner of such Property shall execute and deliver all such agreements, instruments and other instruments requested by the Administrative Agent which are necessary or desirable in order for the new owner to grant an Acceptable Security Interest in such Property to secure the Obligations, and (B) the Borrower Representative shall give to the Administrative Agent a 10 days’ prior written notice of such sale or transfer of Property, (vi) sale, lease, transfer, assignment, or other disposition of any Property that does not constitute Oil and Gas Property and that is not Collateral, and (vii) the sale or assignment of the Equity Interests in any Subsidiary, provided that such Subsidiary has no assets or Property which is Oil and Gas Property or Collateral.
          (h) Section 6.06 (Investments) of the Credit Agreement is hereby amended by (i) replacing clauses (f) and (j) in its entirety with the following new clauses (f) and (j), and (ii) adding the following new clause (k):
(f) creation of any additional Subsidiaries of a Borrower in compliance with Section 6.15 and the making of initial capital contributions thereto or similar investments therein;
(j) the acquisition of Equity Interests in any Person substantially all the assets of which are comprised of Oil and Gas Properties and related Property (which may include operations); provided that (i) immediately after giving effect to such acquisition, such Person would become a Subsidiary of the Parent, (ii) the Borrowers are otherwise in compliance with Section 6.15 with respect to such new Subsidiary, and (iii) no Default or Event of Default has occurred or will occur after giving effect to such acquisition, and
(k) other investments, loans or advances not otherwise permitted by this Section 6.06 in an aggregate amount not to exceed $100,000,000 outstanding at any time; provided that, no such investment, loan or advance under this clause (l) shall be permitted unless, both before and after giving effect to the making of such investment, loan or advance, the sum of the cash and Liquid Investments of the Obligors plus the Unused Tranche A Commitment Amount is at least equal to $100,000,000 (except that the requirement set forth in this proviso shall not apply to the first $10,000,000 invested, loaned or advanced under this clause (k) and such requirement shall only apply to the other $90,000,000 potentially available under this clause (k)).
Notwithstanding the foregoing, any acquisition which, if consummated directly by a Borrower or any Subsidiary, would be permitted under Section 6.06(g) or 6.06(j) above may be effected thereunder by a Borrower or any Subsidiary through an exchange accommodation titleholder (the “Accommodation Titleholder”) in a reverse like-kind exchange transaction under Section 1031 of the Code and funded (by loan or otherwise) by a Borrower or Subsidiary, provided that (i) the Accommodation Titleholder is a Lender or an Affiliate of a Lender, (ii) the underlying Oil and Gas Properties are leased to a Borrower or its Subsidiary or are the subject of a management agreement pursuant to which a Borrower or its Subsidiary manages such Oil and Gas Properties, in either case, during the period commencing on the date on which the Accommodation Titleholder acquires the subject Oil and Gas Properties or Equity Interests and ending on the date on which legal title to such Oil and Gas Properties or Equity Interests is transferred to a Borrower or its Subsidiary, (iii) on the date on which the Accommodation Titleholder acquires the subject Oil and Gas Properties or Equity Interests the Administrative Agent shall have an Acceptable Security Interest in either (A) the underlying Oil and Gas Properties which constitute

Proven Reserves if such acquisition is of Oil and Gas Properties or (B) the Equity Interests of the Person acquired by the Accommodation Titleholder if such acquisition is of Equity Interests, and (iv) a Borrower or its Subsidiary must acquire such Oil and Gas Properties or Equity Interests pursuant to a put option in favor of the Accommodation Titleholder and a call option in favor of a Borrower or its Subsidiary, in either case, exercisable within the period prescribed by Section 1031 of the Code to complete a qualified exchange thereunder. Notwithstanding the foregoing provision, other than as expressly permitted otherwise under this Agreement, (A) such underlying Oil and Gas Properties may not be considered for the Borrowing Base until legal title to such Properties are held by a Borrower or a Subsidiary and included in a Borrowing Base redetermined by the Lenders in accordance with the terms hereof, and (B) nothing contained herein shall be construed as a consent by the Lenders to the sale of Properties which is effected to complete such qualified exchange which sale is not otherwise permitted by the terms of Section 6.04(b). Notwithstanding anything herein to the contrary, the Accommodation Titleholder shall not be required to execute a Guaranty.
          (i) Section 6.14 (Limitation on Speculative Hedging) of the Credit Agreement is hereby replaced in its entirety with the following:
Section 6.14 Limitation on Speculative Hedging. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hydrocarbon Hedge Agreement, Interest Hedge Agreement or similar hedge arrangement (except the purchase of any put) for speculative purposes or (b) be party to or otherwise enter into any Hedge Contract (except the purchase of any put) which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to such Borrower’s operations, (ii) which exceeds the Allowable Hedge Volume, or (iii) which has a term in excess of five years.
          (j) Section 6.15 (Additional Subsidiaries) of the Credit Agreement is hereby replaced in its entirety with the following:
Section 6.15 Additional Subsidiaries. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, create or acquire any additional Subsidiaries without (a) giving prior written notice of such creation or acquisition to the Administrative Agent, (b) such new Subsidiary of such Borrower executing and delivering to the Administrative Agent a Guaranty and at the Administrative Agent’s request, a Pledge Agreement, a Security Agreement and a Mortgage, and such other Security Instruments as the Administrative Agent or the Required Lenders may reasonably request, (c) such holders of Equity Interest of such new Subsidiary executing and delivering a Pledge Agreement or a supplement to an existing Pledge Agreement, and (d) the delivery by the Borrower of any certificates, opinions of counsel, title opinions or other documents as the

Administrative Agent may reasonably request; provided that, the Borrowers shall not be required to deliver Mortgages covering the Proven Reserves acquired as a result of the MGOM Purchase (as defined in the Amendment No. 5) until February 7, 2008.
          (k) Section 9.05 (Indemnification) of the Credit Agreement is hereby amended by adding the following new sentences to the end thereof:
To the extent that the indemnity obligations provided in this Section 9.05 are for the benefit of the Administrative Agent as the named secured party under the Liens granted under the Security Instruments, each Lender hereby agrees that if such Lender ceases to be a Lender hereunder but Obligations owing to such Lender or an Affiliate of such Lender under any Hedge Contract continue to be secured by such Liens, then such Lender shall continue to be bound by the provisions of this Section 9.05 until such time as such Obligations have been satisfied or terminated in full. In such event, the term “Pro Rata Share” as used in this Section 9.05 shall also include the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid by the obligor to such Swap Counterparty if such Hedge Contracts were terminated as such time.
          (l) Section 9.08 (Collateral Matters) of the Credit Agreement is hereby amended by adding the following new clause (c) to the end thereof:
(c) By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party hereby agrees to the terms of this Section 9.08.
          (m) Section 10.18 (ORAL AGREEMENTS) of the Credit Agreement is hereby renumbered as Section 10.19 and a new Section 10.18 is added as follows:
Section 10.18 Voting — Swap Counterparties. No Swap Counterparty shall have any voting or consent rights under this Agreement or any other Loan Document as a result of the existence of obligations owing to it under any Interest Hedge Agreement or Hydrocarbon Hedge Agreement and each Swap Counterparty. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Swap Counterparty hereby agrees to the terms of this Section 10.18. This Section shall not restrict any Swap Counterparty’s voting or consent rights in its capacity as a Lender.
          (n) The Credit Agreement is hereby further amended by deleting Schedule II attached thereto and replacing it with the Schedule II attached hereto.
ARTICLE IV.
AGREEMENTS
     Section 4.01 Borrowing Base. Notwithstanding anything the contrary contained in the Credit Agreement, the parties hereto agree that, as of the Effective Date, the Borrowing Base shall be equal to $750,000,000 and such Borrowing Base shall remain in effect at such amount until the Borrowing Base is redetermined in accordance with the Credit Agreement.
     Section 4.02 Breakage Costs. If, as a result of increase in the aggregate Tranche A Commitments effected hereby, including the introduction of the New Lenders under the Credit Agreement, any Lender incurs any losses, out-of-pocket costs or expenses as a result of any payment of Eurodollar Rate Advances prior to the last day of the Interest Period applicable thereto (whether by the Borrowers or as a result of the reallocation of the outstandings of the Eurodollar Rate Advances under the Credit Agreement due to the changes in the Lenders’ Pro Rata Share resulting from the non-pro rata increases in the Tranche A Commitments and the introduction of New Lenders into the Credit Agreement) and such Lender makes a request for compensation, the Borrowers shall, within 10 days of any written demand sent by such Lender to the Borrowers through the Administrative Agent, pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for such losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or reallocation, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advances.
     Section 4.03 Upfront Fees. The Borrowers shall pay to the Administrative Agent for the pro rata account of the Lenders and the New Lenders, an upfront fee in the amount of $1,875,000 which is equal to .25% of the Borrowing Base in effect after giving effect to this Agreement. Such fee shall be non-refundable and deemed to be fully earned when paid. The parties hereto (a) acknowledge and agree that the upfront fee provided for in this Section 4.03 shall be in lieu of, and not in addition to, the Borrowing Base increase fee that would be payable under Section 2.08(d) of the Credit Agreement for the Borrowing Base increase effected hereby, and (b) waives such fee that would be payable under Section 2.08(d) of the Credit Agreement in connection with the Borrowing Base increase effected hereby. Such waiver of the Borrowing Base increase fee is strictly limited to the extent described herein. Nothing contained herein shall be construed to be a consent to, amendment to, or a permanent waiver of Section 2.08(d) of the Credit Agreement.
     Section 4.04 Termination of Tranche B Facility. The parties hereto hereby acknowledge and agree that, for all purposes under the Credit Agreement and the other Loan Documents, the Tranche B Facility has been terminated and is no longer in effect.
     Section 4.05 Confirmation of Tranche A Commitments and Pro Rata Share of New Borrowing Base. Each Lender and each New Lender hereby acknowledges and confirms that, as of the date hereof and after giving effect to this Agreement (a) its respective Tranche A Commitment is as set forth next to its name on Schedule II attached hereto, and (b) its respective Pro Rata Share of the Borrowing Base is as set forth next to its name on Schedule I attached hereto.
     Section 4.06 Syndication Agent, Joint Lead Arrangers, Sole Book Runner and Co-Documentation Agents. None of the Persons identified as a party to this Amendment as a “Syndication Agent,” “Joint Lead Arranger,” “Sole Book Runner”, or “Co-Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this

Agreement under such titles. Without limiting the foregoing, none of the Persons so identified as a “Syndication Agent,” “Joint Lead Arranger,” “Sole Book Runner”, or “Co-Documentation Agent” shall have or be deemed to have any fiduciary relationship with any other party hereto. Each party hereto acknowledges that it has not relied, and will not rely, on any of the parties so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     Section 5.01 Borrowers Representations and Warranties. Each of the Borrowers represents and warrants that: (a) its representations and warranties contained in Article IV of the Credit Agreement and its representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents to which it is a party are true and correct in all material respects on and as of the Effective Date, after giving effect to the terms of this Agreement, as though made on and as of such date, except those representations and warranties that speak of a certain date, which representations and warranties remain true and correct as of such certain date; (b) no Default has occurred and is continuing; (c) the execution, delivery and performance of this Agreement and the other documents, instruments, certificates and agreements (“Other Documents”) required to be delivered by this Agreement and to which each of the Borrowers is a party are within the corporate power and authority of each of the Borrowers and have been duly authorized by appropriate corporate action and proceedings; (d) this Agreement and the Other Documents to which each of the Borrowers is a party constitute legal, valid, and binding obligations of such Borrower enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any of the Other Documents; and (f) the Liens under the Security Instruments are valid and subsisting and secure each of the Borrowers’ obligations under the Loan Documents.
     Section 5.02 Guarantors Representations and Warranties. Each Guarantor represents and warrants that: (a) its representations and warranties contained in Article IV of the Credit Agreement and its representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents to which it is a party are true and correct in all material respects on and as of the Effective Date, as though made on and as of such date, except those representations and warranties that speak of a certain date, which representations and warranties remain true and correct as of such certain date; (b) after giving effect to the terms of this Agreement, no Default has occurred and is continuing; (c) the execution, delivery and performance of this Agreement and the Other Documents to which such Guarantor is a party are within the corporate power and authority of such Guarantor and have been duly authorized by appropriate corporate action and proceedings; (d) this Agreement and the Other Documents to which such Guarantor is a party constitute legal, valid, and binding obligations of such Guarantor enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any of the Other Documents; (f) it has no defenses to the enforcement of its Guaranty; and (g) the Liens under the Security Instruments are valid and subsisting and secure such Guarantor’s obligations under the Loan Documents.
ARTICLE VI.
CONDITIONS
     This Agreement shall become effective and enforceable against the parties hereto, and the Credit Agreement shall be amended as provided herein, upon the occurrence of the following conditions precedent:
     Section 6.01 Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent:
          (a) this Agreement;
          (b) new Tranche A Notes for Lenders that have requested them and are increasing their respective Tranche A Commitments pursuant hereto and new Tranche A Notes for the New Lenders that have requested them;
          (c) supplements to Mortgages or such other Security Instruments in form and substance acceptable to the Administrative Agent and granting an Acceptable Security Interest in the Oil and Gas Properties acquired pursuant to the Tamarack Acquisition (as defined below);
          (d) amendments to Mortgages in form and substance acceptable to the Administrative Agent which the Administrative Agent deems necessary in light of the increase in the aggregate Commitments effected hereby;
          (e) a Guaranty and supplement to the Security Agreement executed by MGOM in form and substance acceptable to the Administrative Agent and a supplement to the Pledge Agreement executed by the Parent evidencing the pledge of the Equity Interests of MGOM in form and substance acceptable to the Administrative Agent;
          (f) an amendment to the Fee Letter as agreed to between the Borrowers and the Administrative Agent;
          (g) favorable opinions of the Borrowers’ and the Guarantors’ counsel dated as of the date of this Agreement in form and substance satisfactory to the Administrative Agent and covering such matters as the Administrative Agent may reasonably request;
          (h) copies, certified as of the date of this Agreement by a Responsible Officer of each Borrower of (i) the resolutions of the board of directors of such Borrower authorizing this Amendment and the increase in the aggregate Tranche A Commitments, (ii) the certificate of incorporation and the bylaws of such Borrower, and (iii) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Loan Documents;

          (i) certificates of a Responsible Officer of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement, the Notes, Notices of Borrowing, Notices of Conversion or Continuation, and the other Loan Documents to which such Borrower is a party;
          (j) copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of each Guarantor and MGOM of (i) the resolutions of the board of directors or managers (or other applicable governing body) of such Person approving this Agreement and the Other Documents to which such Person is a party, (ii) the articles or certificate (as applicable) of incorporation (or organization) and bylaws or other governing documents of such Person, and (iii) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty, the Security Instruments, and the other Loan Documents to which such Person is a party;
          (k) a certificate of the secretary or an assistant secretary of each Guarantor and MGOM certifying the names and true signatures of officers of such Person authorized to sign this Agreement and the Loan Documents to which such Guarantor is a party;
          (l) a certificate dated as of the Effective Date from a Responsible Officer of each Borrower on behalf of such Borrower stating that (i) all representations and warranties of such Borrower set forth in the Credit Agreement are true and correct in all material respects as of the Effective Date as if made on the Effective Date other than such representations and warranties that speak of a certain earlier date, which representations and warranties are true and correct as of such earlier date; (ii) no Default has occurred and is continuing; and (iii) the conditions in this Section 6.01 have been met;
          (m) certificates of good standing and existence for the Borrowers and each Guarantor in each state in which each such Person is organized, which certificate shall be dated a date not sooner than 30 days prior to Effective Date;
          (n) executed copies, certified by an authorized officer of the Borrower, of (i) the Membership Interest Purchase Agreement by and between Hydro Gulf of Mexico, Inc. and the Parent executed December 23, 2007 related to the MGOM Purchase together with all amendments, modifications, or waivers thereto in effect on the Effective Date (collectively, the “MGOM Agreement”) and (ii) the Asset Purchase and Sale Agreement, dated as of December 28, 2007, between Tamarack Petroleum Company, Inc., on its own behalf and as agent and attorney-in-fact for the persons identified therein, as sellers, and the Parent, as buyer (the “Tamarack Acquisition”), together with all amendments, modifications, or waivers thereto in effect on the Effective Date; and
          (o) such other documents, governmental certificates, agreements and lien searches as the Administrative Agent, any Lender or any New Lender may reasonably request.
     Section 6.02 Delivery of Financial Information. The Administrative Agent shall have received (a) true and correct copies of pro forma unaudited consolidated balance sheet of the Parent and its Subsidiaries as of September 30, 2007 and giving effect to the MGOM Purchase and the Tamarack Acquisition, and (b) such other financial information as the Administrative Agent may reasonably request.
     Section 6.03 Payment of Fees. The Borrowers shall have paid (a) the upfront fee referenced in Section 4.03 above, (b) the fees required to be paid on the Effective Date under the Fee Letter, as defined in the Credit Agreement as amended hereby, and (c) all costs and expenses that have been invoiced and are payable pursuant to Section 10.04 of the Credit Agreement.
     Section 6.04 Title; Security Instruments. The Administrative Agent shall be satisfied in its sole discretion with the title to (a) at least 60% of the present value of Proven Reserves (as set forth on the Independent Engineering Report(s) most recently delivered to the Administrative Agent prior to the Effective Date and covering the Oil and Gas Properties to be considered for the Borrowing Base redetermined hereby) which are categorized as “proved, developed and producing” and (b) at least 60% of the present value of Proven Reserves (as set forth on the Independent Engineering Report(s) most recently delivered to the Administrative Agent prior to the Effective Date and covering the Oil and Gas Properties to be considered for the Borrowing Base redetermined hereby) which are categorized as “proved.”
     Section 6.05 No Default. No Default shall have occurred and be continuing.
     Section 6.06 Representations and Warranties. The representations and warranties contained in Article IV of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects other than such representations and warranties that speak of a certain earlier date, which representations and warranties shall be true and correct as of such earlier date.
     Section 6.07 Material Adverse Change. Since the date of the financial statements delivered to the Administrative Agent pursuant to Section 5.06(b) of the Credit Agreement for the fiscal quarter ended September 30, 2007, no event or circumstance that could reasonably be expected to cause a Material Adverse Change shall have occurred.
     Section 6.08 No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (a) in connection with this Agreement, the MGOM Purchase Agreement, or any transaction contemplated hereby or thereby or (b) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.
     Section 6.09 Consents, Licenses, Approvals, etc. The Administrative Agent shall have received true copies (certified to be such by the Parent or other appropriate party) of all consents, licenses and approvals, if any, required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which any Obligor or any Subsidiary of an Obligor is a party (other than immaterial agreements the breach of which could not reasonably be expected to result in a Material Adverse Change or matters disclosed on Schedule 4.18 of the Credit Agreement, as amended hereby), and in each case, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents.
     Section 6.10 Hedging Arrangements. The Administrative Agent shall be satisfied with the terms of the Hydrocarbon Hedge Agreements entered into by the Obligors and in effect on the Effective Date.
     Section 6.11 MGOM Purchase. The Administrative Agent shall have received evidence satisfactory to it that all actions necessary to consummate the MGOM Purchase (other than the payment of the purchase price) for a purchase price of not greater than $250,000,000 shall have been taken in accordance with all Legal Requirements and in accordance with the terms of the MGOM Purchase Agreement, without amendment or waiver of any material provision thereof from the forms of the MGOM Purchase Agreement provided to and reviewed by the Administrative Agent.
     Section 6.12 Minimum Liquidity. The Administrative Agent shall have received evidence that, after giving effect to this Agreement and the consummation of the MGOM Purchase, the sum of the Parent’s unrestricted cash and Unused Tranche A Commitment Amount shall be at least $100,000,000 as of the Effective Date.
ARTICLE VII.
MISCELLANEOUS
     Section 7.01 Effect on Loan Documents; Acknowledgments.
          (a) Each of the Borrowers acknowledges that on the date hereof all Obligations are payable without defense, offset, counterclaim or recoupment.
          (b) The Administrative Agent, the Issuing Lender, the Lenders and the New Lenders hereby expressly reserve all of their rights, remedies, and claims under the Loan Documents. Nothing in this Agreement shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Loan Documents, (ii) any of the agreements, terms or conditions contained in any of the Loan Documents other than as expressly set forth above, (iii) any rights or remedies of the Administrative Agent, the Issuing Lender, any Lender or any New Lender with respect to the Loan Documents, or (iv) the rights of the Administrative Agent, any Issuing Lender, any Lender or any New Lender to collect the full amounts owing to them under the Loan Documents.
          (c) Each of the Borrowers, the Guarantors, Administrative Agent, Issuing Lender, Lenders and the New Lenders does hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and acknowledges and agrees that the Credit Agreement, as amended hereby, and all other Loan Documents are and remain in full force and effect, and each of the Borrowers and the Guarantors acknowledges and agrees that its liabilities under the Credit Agreement and the other Loan Documents are not impaired in any respect by this Agreement or the consents granted hereunder.

          (d) From and after the Effective Date, all references to the Credit Agreement and the Loan Documents shall mean such Credit Agreement and such Loan Documents as amended by this Agreement.
          (e) This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a Default or Event of Default, as applicable, under the Credit Agreement.
     Section 7.02 Reaffirmation of the Guaranty. Each Guarantor hereby ratifies, confirms, acknowledges and agrees that its obligations under its Guaranty are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Guaranteed Obligations (as defined in its Guaranty), as such Guaranteed Obligations may have been amended by this Agreement, and its execution and deliver of this Agreement does not indicate or establish an approval or consent requirement by such Guarantor under its Guaranty in connection with the execution and delivery of amendments to the Credit Agreement, the Notes or any of the other Loan Documents.
     Section 7.03 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument. This Agreement may be executed by facsimile signature and all such signatures shall be effective as originals.
     Section 7.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Lenders, the New Lenders, the Borrowers and the Administrative Agent hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.
     Section 7.05 Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.
     Section 7.06 Governing Law. This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of Texas.
     Section 7.07 Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[SIGNATURES BEGIN ON NEXT PAGE]

     EXECUTED effective as of the date first above written.

MARINER ENERGY, INC.

By:	/s/ John H. Karnes

John H. Karnes
Senior Vice President and Chief Financial
Officer

MARINER ENERGY RESOURCES, INC.

By:	/s/ John H. Karnes

John H. Karnes
Senior Vice President and Chief Financial
Officer

MARINER LP LLC, a Delaware
limited liability company
By: Mariner Energy, Inc., its sole member

By:	/s/ John H. Karnes

John H. Karnes
Senior Vice President and Chief Financial
Officer

MC BELTWAY 8 LLC, a Delaware limited
liability company
By: Mariner Energy, Inc. as its manager

By:	/s/ John H. Karnes

John H. Karnes
Senior Vice President and Chief Financial
Officer
Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

UNION BANK OF CALIFORNIA, N.A.,
as Administrative Agent, Issuing Lender, Lender,
Joint Lead Arranger and Sole Book Runner

By:	/s/ Damien G. Meiburger

Name:	Damien G. Meiburger
Title:	Senior Vice President
Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

BNP PARIBAS, as a Lender, Joint Lead Arranger and Syndication Agent

By:	/s/ Douglas R. Liftman
Name:	Douglas R. Liftman
Title:	Managing Director

By:	/s/ Polly Schott

Name:	Polly Schott
Title:	Vice President
Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

BMO CAPITAL MARKETS FINANCING, INC., as a Lender and as a Co-Documentation Agent

By: Name:	/s/ James V. Ducote James V. Ducote
Title:	Director
Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

GUARANTY BANK, as a Lender and as a Co- Documentation Agent

By:	/s/ W. David McCarver IV
Name:	W. David McCarver IV
Title:	Vice President
Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

JPMORGAN CHASE BANK, N.A. , as a Lender and as a Co-Documentation Agent

By:	/s/ Jo Linda Papadakis
Name: Title:	Jo Linda Papadakis Vice President
Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

CAYLON NEW YORK BRANCH, as a Lender

By:	/s/ Tom Byargeon
Name:	Tom Byargeon
Title:	Managing Director

By:	/s/ Sharada Manne

Name: Title:	Sharada Manne Vice President
Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

CITICORP USA, INC., as a Lender

By:	/s/ David Hunt
Name:	David Hunt
Title:	Vice President
Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

THE BANK OF NOVA SCOTIA, as a New Lender

By:	/s/ Andrew Ostrov
Name:	Andrew Ostrov
Title:	Director
Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Terence D’Souza
Name:	Terence D’Souza
Title:	Vice President
Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

COMERICA BANK, as a Lender

By:	/s/ Josh Strong
Name:	Josh Strong
Title:	Assistant Vice President
Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

NATIXIS, as a Lender

By:	/s/ Donovan C. Broussard

Name:	Donovan C. Broussard

Title:	Managing Director

By:	/s/ Liana Tchernysheva

Name:	Liana Tchernysheva

Title:	Director

Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

BANK OF SCOTLAND plc, as a New Lender

By:	/s/ Karen Weich

Name:	Karen Weich

Title:	Vice President

Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

CAPITAL ONE, N.A., as a New Lender

By:	/s/ Paul D. Hein

Name:	Paul D. Hein

Title:	Vice President

Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

DZ BANK AG DEUTSCHE ZENTRAL- GENOSSENSCHAFTSBANK FRANKFURT AM MAIN, NEW YORK BRANCH, as a Lender

By:	/s/ Scott B. Lamoreaux

Name:	Scott B. Lamoreaux

Title:	First Vice President

By:	/s/ Paul J. Bowles

Name:	Paul J. Bowles

Title:	Assistant Treasurer

Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

WACHOVIA BANK, NATIONAL ASSOCIATION, as a New Lender

By:	/s/ Henry R. Biedrzycki

Name:	Henry R. Biedrzycki

Title:	Director

Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kenneth R. Batson, III

Name:	Kenneth R. Batson, III

Title:	Vice President

Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

THE FROST NATIONAL BANK, as a New Lender

By:	/s/ Thomas H. Dungan

Name:	Thomas H. Dungan

Title:	Sr. Vice President

Signature Page to Amendment No. 5 and Agreement
(Mariner Energy, Inc. and Mariner Energy Resources, Inc.)

SCHEDULE I
Pro Rata Share of Borrowing Base

Pro Rata Share of
Lenders/New Lenders:	Borrowing Base:
Union Bank of California, N.A.	$62,500,000
BNP Paribas	$62,500,000
BMO Capital Markets Financing, Inc.	$60,000,000
Guaranty Bank	$60,000,000
JP Morgan Chase Bank, N.A.	$60,000,000
Calyon New York Branch	$45,000,000
Citicorp USA, Inc.	$45,000,000
The Bank of Nova Scotia	$45,000,000
Wells Fargo Bank, National Association	$45,000,000
Comerica Bank	$40,000,000
Natixis	$40,000,000
Bank of Scotland plc	$32,500,000
Capital One, N.A.	$32,500,000
DZ BANK AG Deutsche Zentral Genossenschaftsbank Frankfurt am Main, New York Branch	$32,500,000
Wachovia Bank, National Association	$32,500,000
Amegy Bank National Association	$27,500,000
The Frost National Bank	$27,500,000
Total:	$750,000,000.00
Schedule I

SCHEDULE II
BORROWERS, ADMINISTRATIVE AGENT, AND LENDER INFORMATION
Borrowers: Mariner Energy, Inc. and Mariner Energy Resources, Inc.
c/o Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Facsimile Number: 713-954-5555
Attention: John Karnes
Administrative Agent/Issuing Lender: Union Bank of California, N.A.
445 South Figueroa Street, 15th Floor
Los Angeles, California 90071
Facsimile Number: 213-236-6823
Attention: Don Smith
With a copy to:
4200 Lincoln Plaza
500 N. Akard
Dallas, Texas 75201
Facsimile Number: 214-922-4209
Attention: Damien Meiburger

Lender	Tranche A Commitment
Union Bank of California, N.A.	$83,333,333.34
BNP Paribas	$83,333,333.34
BMO Capital Markets Financing, Inc.	$80,000,000.00
Guaranty Bank	$80,000,000.00
JP Morgan Chase Bank, N.A.	$80,000,000.00
Calyon New York Branch	$60,000,000.00
Citicorp USA, Inc.	$60,000,000.00
The Bank of Nova Scotia	$60,000,000.00
Wells Fargo Bank, National Association	$60,000,000.00
Comerica Bank	$53,333,333.33
Natixis	$53,333,333.33
Bank of Scotland plc	$43,333,333.33
Capital One, N.A.	$43,333,333.33
DZ BANK AG Deutsche Zentral Genossenschaftsbank Frankfurt am Main, New York Branch	$43,333,333.33
Wachovia Bank, National Association	$43,333,333.33
Amegy Bank National Association	$36,666,666.67
The Frost National Bank	$36,666,666.67
Total:	$1,000,000,000.00
Schedule II